Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Knopick

888-795-6336

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ITRONICS FIRST HALF 2008 SALES UP 39 PERCENT, INCLUDING A 35% INCREASE IN GOLD’n GRO FERTILIZER SALES AND 64% INCREASE IN SILVER SALES

RENO, Nevada, July 10, 2008 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that first half 2008 sales were $1,914,000 compared to $1,374,000 in the first six months of 2007, a 39 percent increase. Second quarter 2008 sales were $1,261,000 compared to $841,600 last year, a 50 percent increase.

GOLD'n GRO liquid fertilizer sales were $1,560,400, up 35 percent in the first half of 2008. Second quarter sales were $1,114,900, a 50 percent increase over the 2007 second quarter. Fertilizer sales growth achieved in the first half is expected to continue in the second half of the year as on-going fertilizer demand is at historical highs and is continuing due to global shortages of food grains. Demand for the environmentally beneficial GOLD’n GRO liquid fertilizers is being driven by increased effectiveness, which improves the economics for the crop grower customers during a period of high and increasing fertilizer prices.

Silver sales were $198,000, up 64 percent in the first half. Second quarter sales were $81,000 a 56 percent increase over 2007. The Company is continuing to develop and implement its silver refinery expansion plans.

Photochemical Services sales were $71,300, down 19 percent over the prior year first half. Second quarter sales were $36,700, a 14 percent decline from the 2007 second quarter. The Company began servicing a new wholesale customer in the second quarter and expects to expand service to this customer as the year progresses. Photochemical Services sales are also expected to increase in the third quarter due to delivery of a new Photochemical Silver Concentrator to a customer.

Itronics Mining Technical Services sales were $84,200 in the first half, a 1170 percent increase over the prior year first half and a 210 percent increase over 2007 full year sales for this division. Sales in the second quarter were $28,400, a 1,593 percent increase compared to 2007 and a four percent increase over 2007 full year sales. The increase in Technical Services sales is expected to continue as the Company increases its focus in this sector.

Itronics expects to report full financial results for the first half on August 14 when it files its Second Quarter Form 10-Q. The Company expects to report an increase in gross profit and a reduction in operating loss in a strong continuation of improved operating results achieved in the first quarter.

The Company recently announced that it is proceeding on schedule with the GOLD’n GRO Guardian deer repellent fertilizer registration in 11 key states. Registration has been received for Nevada, Rhode Island, and Utah. The Company plans to have spray kits available for testing in the second half of July. The product can be purchased at 800-368-1865.

"Silver prices, fertilizer demand and prices, and gold prices are at all time highs," said Dr. John Whitney, Itronics President. Itronics, with its innovative photochemical recycling technology that completely converts the waste stream to pure silver and environmentally beneficial, high quality GOLD’n GRO liquid fertilizers, is benefiting from these strong markets", said Dr. Whitney. "On-going sales growth, incremental expansion of

***More***

7-10-08 Itronics Inc Press Release, "First Half 2008 Sales Up…

Silver refining, continuing successful acquisition of spent photoliquids to support GOLD’n GRO fertilizer manufacturing, and completion of the first GOLD’n GRO Guardian Deer Repellent registration with the U.S. EPA, is a result of continuing successful implementation of the Company’s eight part long term growth plan."

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that can convert used photoliquids into pure silver and GOLD’n GRO liquid fertilizers. The Company also provides environmentally compatible mining technology development, project planning, and technical services to the gold mining industry and operates the popular InsideMetals.com web site, http://www.insidemetals.com. that provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks. Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally beneficial recycling and fertilizer technologies.

The Company’s environmentally friendly GOLD’n GRO liquid fertilizers can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com .. The popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itromet.com .

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)